Exhibit 23(a)
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Hawaiian Electric Industries, Inc.:
We consent to the use of our reports with respect to the consolidated financial statements and financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
Our reports refer to a change in the method of accounting for stock compensation and defined benefit pension and other postretirement plans in 2006.
/s/ KPMG LLP
Honolulu, Hawaii
March 27, 2007